SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 6, 2007

Urigen Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Mahler Road, Suite 235, Burlingame, California	94010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 259-0239

(Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Intoa Material Definitive Agreement.

Effective August 6, 2007, Urigen Pharmaceuticals, Inc. (the “Company” or “Urigen”) entered into an amendment (the “Amendment”) of the Exclusive License Agreement (the “License Agreement”) with Acacia Patent Acquisition Corporation (“APAC”) dated April 12, 2007. Pursuant to the terms of the Amendment, the parties agreed to remove the right of the Company to terminate the Agreement after two years, thus granting to Acacia exclusive license rights for the life of certain patents of the Company. Pursuant to the terms of the Agreement, the Agreement may be otherwise terminated as follows: (A) the later of either (i) the expiration date of the patents subject to the license or (ii) the conclusion of APAC’s licensing and enforcement of the patents subject to the license; (B) in the event APAC files for bankruptcy which is not dismissed within 90 days; (C) upon written notice by either party if the other party breaches any material representation, warranty or agreement and fails to cure such breach within 90 days; and (C) by either party upon 90 days written notice if APAC determines the licensing or enforcement of the patents is not commercially reasonable or practicable.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description

10.1	Amendment to Acacia Patent Acquisition Corporation between Valentis, Inc. f/k/a Urigen Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Urigen Pharmaceuticals, Inc.

Date: August 10, 2007	By:	/s/ William J. Garner
William J. Garner, MD
President and Chief Executive Officer